For Immediate Release

Contact:	Jon Safran Director, Investor Relations 713-209-8610 jon.safran@cooperindustries.com

Cooper Industries Reports Fourth Quarter Revenues Up 15 Percent;
Earnings of $.98 Per Share, Including Income Tax Adjustments
and Belden Income of $.15 Per Share

Earnings Per Share Up 22 Percent to $.83
Excluding Unusual Items

HOUSTON, January 24, 2008 – Cooper Industries, Ltd. (NYSE: CBE) today reported fourth quarter 2007 earnings per share of $.83 (diluted), an increase of 22 percent compared with $.68 earnings per share for the fourth quarter of 2006 (excluding unusual items). Fourth quarter 2007 revenues increased 15 percent to $1.54 billion, compared with $1.34 billion for the same period last year. For the fourth quarter of 2007, net income (excluding income tax adjustments and Belden income) was $152.7 million, compared with $126.1 million for the prior year’s fourth quarter.

“We delivered a strong finish to another outstanding year,” said Cooper Industries Chairman and Chief Executive Officer Kirk S. Hachigian. “Our investments in global growth continued to perform with developing markets revenues growing almost 40 percent in the quarter. Core growth was 8 percent, with acquisitions contributing over 4 percent to revenue growth, and currency translation contributing almost 3 percent.”

Revenues for the full year 2007 were $5.90 billion, a 14 percent increase compared with $5.18 billion in revenues for the full year 2006. Earnings per share from continuing operations (excluding income tax adjustments, Belden income and legal matters) were $3.14, compared with $2.58 for the same period in 2006, an increase of 22 percent. Income from continuing operations (excluding unusual items) for the full year 2007 rose 20 percent to $582.8 million, compared with $484.3 million for the full year 2006.

-more-

“In 2007, Cooper generated $681.6 million in free cash flow, the seventh consecutive year that free cash flow has exceeded income from continuing operations (excluding income tax adjustments),” said Hachigian. “Our debt-to-total-capitalization ratio net of cash at December 31, 2007, was 24.8 percent, even after spending $626.2 million for acquisitions (including cash restricted under a tender offer for an acquisition) and repurchasing almost 7 million shares during 2007.”

For the 2007 fourth quarter, Cooper recognized $6.3 million in income under an agreement with Belden compared with $5.1 million for the 2006 fourth quarter. In 1993, Cooper completed an initial public offering of the stock of Belden, formerly a division of Cooper. Under the agreement, Belden and Cooper made an election that increased the tax basis of certain Belden assets. Belden is required to pay Cooper ninety percent of the amount by which Belden has actually reduced tax payments that would otherwise have been payable if the increase in the tax basis of assets had not occurred, as realized principally over fifteen years. For the 2007 full year, total income recognized under the Belden agreement was $33.1 million compared with $5.1 million for 2006. In addition to the Belden income, Cooper recognized $8.8 million of expense for the 2007 full year related to legal matters on previously disposed-of businesses, compared with $4.8 million in 2006.

The 2007 fourth quarter includes a $20.3 million or $.11 earnings per share reduction of income taxes expense, due to expiration of the statute of limitations regarding certain potential tax exposure matters, changes to state and international valuation allowances and tax benefits of international reorganizations. A $63.5 million or $.34 earnings per share reduction of income taxes expense was also recorded in the 2007 second quarter. The Internal Revenue Service and Cooper finalized settlements totaling $55.7 million related to the 2000 through 2004 tax years in the second quarter. A change in rates for the Texas margin tax and other developments in the 2007 second quarter represented the remaining $7.8 million of income taxes expense reduction. Total 2007 reduction of income taxes expense for these matters was therefore $83.8 million or $.45 earnings per share.

-more-

The fourth quarter 2006 benefited from the December 9, 2006 extension of R&D Income Tax Credit, which positively impacted results by approximately $0.01 per share. Full year 2006 results include an after-tax discontinued operations charge of $20.3 million, or $.11 per diluted share.

Segment Results
Electrical Products segment revenues for the fourth quarter of 2007 increased 16.7 percent to $1.32 billion, compared with $1.13 billion in the fourth quarter of 2006. Core growth was 9.4 percent, with acquisitions contributing approximately 4.8 percent to year-over-year revenue growth, and currency translation contributing approximately 2.5 percent. Segment operating earnings were $216.6 million, an increase of 21 percent from $179.2 million in the prior year’s fourth quarter. Segment operating margin improved to 16.4 percent for the fourth quarter of 2007, compared with 15.8 percent in the same period last year.

The increase in revenues for the Electrical Products segment continued to reflect solid growth in the utility and industrial markets, strong international growth and solid growth in U.S. nonresidential construction markets. As anticipated, the U.S. residential markets continued to be soft.

In December, Cooper announced six acquisitions:

•	Hyundai Explosion-Proof Electric Company, a South Korea-based manufacturer of explosion-proof electrical equipment.

•	Illinois-based GS Metals, a leading manufacturer of customized metal safety grating systems, bolted framing, and ladder and wire basket cable tray.

•	United Kingdom-based Clarity Lighting, which is a designer and manufacturer of light-emitting diode architectural lighting and control solutions.

•	Sure Power Industries, Inc., an Oregon-based company that manufactures products designed to aid in the management of DC electrical systems for the heavy-duty truck, off-highway equipment, military vehicle, recreational vehicle, bus, marine and electric vehicle markets.

-more-

•	OMNEX Control Systems, a Canadian company that designs and manufactures radio remote control products for the construction and heavy equipment markets, as well as industrial wireless networking solutions.

•	Virginia-based Roam Secure, a leading provider of text-based alerting and regional mass notification systems with installations in many prominent city, county, and regional municipalities throughout the United States, as well as a growing base of education, commercial, industrial, healthcare and other campus environments.

Combined full year 2007 sales for these acquired companies was approximately $122 million and total combined purchase price was approximately $152 million.

Also in December, Cooper announced that it had made a binding offer for all outstanding shares of MTL Instruments Group plc (“MTL”), a publicly-traded company based in the United Kingdom. MTL is a world leader in the development and supply of electronic instrumentation and protection equipment, the majority of which is used in hazardous environments such as the petrochemical, chemicals and oil and gas production industries. In 2006, MTL had revenues of £85.3 million and net income of £5.5 million. The offer has been approved by greater than 90 percent of MTL’s shareholders and is pending final regulatory approval.

The Electrical Products segment revenues for the full year 2007 grew 15 percent to $5.11 billion, compared with $4.43 billion for the full year 2006. Operating earnings for the full year 2007 were $848.2 million, 21 percent above the $703.2 million recorded for the full year 2006.

Tools segment revenues for the fourth quarter of 2007 were $220.5 million, compared with 2006 fourth quarter revenues of $206.8 million, an increase of 6.6 percent. Currency translation increased revenues approximately 5.2 percent in the quarter. Segment operating earnings were $28.6 million, compared with $24.4 million for the fourth quarter of 2006. Segment operating margin for the fourth quarter of 2007 was 13.0 percent, compared with 11.8 percent for the same period last year. The increase in revenues in the Tools segment reflects solid aerospace demand and increased penetration in retail channels, offset by weakness in the motor vehicle markets.

-more-

Tools segment revenues for the full year 2007 were $794.7 million, compared with $758.6 million for the full year 2006, up 5 percent. Operating earnings for the segment for the full year 2007 were $94.0 million, compared with $85.6 million for the full year 2006.

Outlook
“We have a diversified portfolio of businesses and have demonstrated the ability to execute upon our strategic initiatives,” said Hachigian. “While there is considerable economic uncertainty in the U.S., we see continued opportunities from our investments in developing markets, as well as the energy and utility infrastructure markets.”

“Our strong balance sheet provides us with outstanding flexibility as we enter 2008. We have a strong management team in place and we remain committed to delivering a balance of growth, margin expansion and cash generation. For 2008, we expect earnings per share (excluding income tax accrual adjustments, Belden income and legal matters) to increase 10 to 15 percent, with revenue gains in the range of 10 to 13 percent (including the MTL acquisition). For the first quarter of 2008, inclusive of acquisition integration costs and reorganization costs in the Tools segment, we expect earnings per share to increase 10 to 15 percent with revenue gains in the range of 11 to 14 percent.”

About Cooper Industries
Cooper Industries, Ltd. is a global manufacturer, with 2007 revenues of $5.9 billion, approximately 87 percent of which are from electrical products. Incorporated in Bermuda with administrative headquarters in Houston, Cooper employs approximately 31,000 people and operates eight divisions: Cooper B-Line, Cooper Bussmann, Cooper Crouse-Hinds, Cooper Lighting, Cooper Menvier, Cooper Power Systems, Cooper Wiring Devices and Cooper Tools Group. Cooper Connection provides a common marketing and selling platform for Cooper’s sales to electrical distributors. For more information, visit the website at www.cooperindustries.com.

-more-

Comparisons of 2007 and 2006 fourth quarter and full year results appear on the following pages.

Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company’s earnings outlook. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, and actual results may differ materially from anticipated results. Important factors which may affect the actual results include, but are not limited to: 1) competitive pressures and future global economic conditions, including the level of market demand for the Company’s products; 2) changes in raw material, transportation and energy costs; 3) the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans, and cost-control and productivity improvement programs; 4) any disruptions from manufacturing rationalizations and the implementation of the Enterprise Business System; 5) mergers and acquisitions, and their integration; 6) political developments; 7) changes in financial markets including currency exchange fluctuations; 8) changes in legislation and regulations including changes in the tax laws, tax treaties or tax regulations; 9) the timing and amount of share repurchases by the Company; and 10) the resolution of potential liability exposure resulting from Federal-Mogul Corporation’s bankruptcy filing.

Conference Call

Cooper will hold a conference call today at 12:00 noon EDT to provide shareholders and other interested parties an overview of the Company’s fourth quarter 2007 performance. Those interested in hearing the conference call may listen via telephone by dialing (866) 383-8008 using pass code 81433872, or over the Internet through the Investor Center section of the Company’s website, using the “Management Presentations” link. International callers should dial (617) 597-5341 and use pass code 81433872.

The conference call may include non-GAAP financial measures. Cooper will post a reconciliation of those measures to the most directly comparable GAAP measures in the Investor Center section of the Company’s website under the heading “Management Presentations.”

Informational exhibits concerning the Company’s fourth quarter performance that may be referred to during the conference call will be available in the Investor Center section of the Company’s website under the heading “Management Presentations” prior to the beginning of the call.

-more-

CONSOLIDATED RESULTS OF OPERATIONS

	Quarter Ended December 31,
	2007	2006
	(in millions where applicable)
Revenues	$1,544.1	$1,341.3
Cost of sales	1,032.4	917.2
Selling and administrative expenses	287.8	246.4

Operating earnings	223.9	177.7
Income from Belden agreement	6.3	5.1
Interest expense, net	12.9	13.0

Income before income taxes	217.3	169.8
Income taxes	38.0	41.2

Net income	$179.3	$128.6

Net income per common share:
Basic	$1.00	$.71

Diluted	$.98	$.69

Shares Utilized in Computation of Income Per Common Share:
Basic	180.1 million	182.4 million
Diluted	183.2 million	186.6 million

PERCENTAGE OF REVENUES

	Quarter Ended December 31,
	2007	2006
Revenues	100.0%	100.0%
Cost of sales	66.9%	68.4%
Selling and administrative expenses	18.6%	18.4%
Operating earnings	14.5%	13.2%
Income before income taxes	14.1%	12.7%
Net income	11.6%	9.6%

• See additional information regarding income taxes, Belden income and legal matters on page 8.

-more-

CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Quarter Ended December 31
Segment Information

	Quarter Ended December 31,
	2007	2006
	(in millions)
Revenues:
Electrical Products	$1,323.6	$1,134.5
Tools	220.5	206.8

Total	$1,544.1	$1,341.3

Segment Operating Earnings:
Electrical Products	$216.6	$179.2
Tools	28.6	24.4

Total Segment Operating Earnings	245.2	203.6
General Corporate Expense	21.3	25.9
Income from Belden agreement	6.3	5.1
Interest expense, net	12.9	13.0

Income before income taxes	$217.3	$169.8

	Quarter Ended December 31,
	2007	2006
Return on Sales:
Electrical Products	16.4%	15.8%
Tools	13.0%	11.8%
Total Segments	15.9%	15.2%

Impact of Income Tax Adjustments, Belden Income and Legal Matters

	Income
	Before	Income	Net	Net Income Per
	Income Taxes	Taxes	Income	Common Share
				Basic	Diluted
Reported three months ended December 31, 2007	$217.3	$38.0	$179.3	$1.00	$.98
Income from Belden agreement and legal matters	(6.3)	—	(6.3)	(.04)	(.04)
Tax benefits – statute expirations, valuation allowances and international reorganizations	—	20.3	(20.3)	(.11)	(.11)

Excluding adjustments	$211.0	$58.3	$152.7	$.85	$.83

	Income
	Before	Income	Net	Net Income Per
	Income Taxes	Taxes	Income	Common Share
				Basic	Diluted
Reported three months ended December 31, 2006	$169.8	$41.2	$128.6	$.71	$.69
Income from Belden agreement and legal matters	(0.3)	(0.3)	—	—	—
Tax benefits – R&D credit extension	—	2.5	(2.5)	(.01)	(.01)

Excluding adjustments	$169.5	$43.4	$126.1	$.70	$.68

-more-

CONSOLIDATED RESULTS OF OPERATIONS

	Twelve months ended Dec. 31,
	2007	2006
	(in millions where applicable)
Revenues	$5,903.1	$5,184.6
Cost of sales	3,970.0	3,521.5
Selling and administrative expenses	1,089.0	969.0

Operating earnings	844.1	694.1
Income from Belden agreement	33.1	5.1
Interest expense, net	51.0	51.5

Income from continuing operations before income taxes	826.2	647.7
Income taxes	133.9	163.4

Income from continuing operations	692.3	484.3
Charge related to discontinued operations	—	20.3

Net Income	$692.3	$464.0

Net Income Per Common share:
Basic:
Continuing operations	$3.80	$2.64
Discontinued operations charge	—	.11

Net income	$3.80	$2.53

Diluted:
Continuing operations	$3.73	$2.58
Discontinued operations charge	—	.11

Net income	$3.73	$2.47

Shares Utilized in Computation of Income Per Common Share:
Basic	182.3 million	183.5 million
Diluted	185.5 million	187.6 million

PERCENTAGE OF REVENUES

	Twelve Months Ended Dec. 31,
	2007	2006
Revenues	100.0%	100.0%
Cost of sales	67.3%	67.9%
Selling and administrative expenses	18.4%	18.7%
Operating earnings	14.3%	13.4%
Income from continuing operations before income taxes	14.0%	12.5%
Income from continuing operations	11.7%	9.3%

• See additional information regarding income taxes, Belden income and legal matters on page 10.

-more-

CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Twelve Months Ended December 31
Segment Information

	Twelve Months Ended Dec. 31,
	2007	2006
	(in millions)
Revenues:
Electrical Products	$5,108.4	$4,426.0
Tools	794.7	758.6

Total	$5,903.1	$5,184.6

Segment Operating Earnings:
Electrical Products	$848.2	$703.2
Tools	94.0	85.6

Total Segment Operating Earnings	942.2	788.8
General Corporate Expense	98.1	94.7
Income from Belden agreement	33.1	5.1
Interest expense, net	51.0	51.5

Income from continuing operations before income taxes	$826.2	$647.7

	Twelve Months Ended Dec. 31,
	2007	2006
Return on Sales:
Electrical Products	16.6%	15.9%
Tools	11.8%	11.3%
Total Segments	16.0%	15.2%

Impact of Income Tax Adjustments, Belden Income and Legal Matters

	Income from
	Continuing
	Operations		Income from
	Before	Income	Continuing	Net	Net Income Per
	Income Taxes	Taxes	Operations	Income	Common Share
					Basic	Diluted
Reported twelve months ended December 31, 2007	$826.2	$133.9	$692.3	$692.3	$3.80	$3.73
Income from Belden agreement and legal matters	(24.3)	1.4	(25.7)	(25.7)	(.14)	(.14)
Tax benefits–statute expirations, settlements, enacted rate changes, valuation allowances and international reorganizations	—	83.8	(83.8)	(83.8)	(.46)	(.45)

Excluding adjustments	$801.9	$219.1	$582.8	$582.8	$3.20	$3.14

-more-

CONSOLIDATED BALANCE SHEETS
(PRELIMINARY)

	December 31,
	2007	2006
	(in millions)
ASSETS
Cash and cash equivalents	$232.8	$423.5
Investments	93.7	—
Receivables	1,048.6	896.0
Inventories	643.7	607.6
Deferred income taxes and other assets	284.2	266.6

Total current assets	2,303.0	2,193.7

Restricted cash	290.1	—
Property, plant and equipment, less accumulated depreciation	719.8	665.4
Goodwill	2,540.3	2,336.9
Deferred income taxes and other noncurrent assets	280.3	178.8

Total assets	$6,133.5	$5,374.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt	$256.1	$5.0
Accounts payable	533.1	471.7
Accrued liabilities	566.7	522.3
Current discontinued operations liability	179.1	199.6
Current maturities of long-term debt	100.1	300.7

Total current liabilities	1,635.1	1,499.3

Long-term debt	909.9	702.8
Postretirement benefits other than pensions	81.4	83.2
Long-term discontinued operations liability	330.0	330.0
Other long-term liabilities	335.2	284.2

Total liabilities	3,291.6	2,899.5

Common stock	1.8	0.9
Capital in excess of par value	85.7	278.4
Retained earnings	2,835.1	2,324.4
Accumulated other nonowner changes in equity	(80.7)	(128.4)

Total shareholders’ equity	2,841.9	2,475.3

Total liabilities and shareholders’ equity	$6,133.5	$5,374.8

-more-

RATIOS OF DEBT-TO-TOTAL CAPITALIZATION
AND NET DEBT-TO-TOTAL CAPITALIZATION
(PRELIMINARY)

	December 31,
	2007	2006
	(in millions where applicable)
Short-term debt	$256.1	$5.0
Current maturities of long-term debt	100.1	300.7
Long-term debt	909.9	702.8

Total debt	1,266.1	1,008.5
Total shareholders’ equity	2,841.9	2,475.3

Total capitalization	$4,108.0	$3,483.8

Total debt-to-total-capitalization ratio	30.8%	28.9%
Total debt	$1,266.1	$1,008.5
Less: Cash and cash equivalents	232.8	423.5
Investments	93.7	—

Net debt	939.6	585.0

Total capitalization	4,108.0	3,483.8
Less: Cash and cash equivalents	232.8	423.5
Investments	93.7	—

Total capitalization net of cash and investments	$3,781.5	$3,060.3

Net debt-to-total-capitalization ratio	24.8%	19.1%

-more-

CONSOLIDATED STATEMENTS OF CASH FLOWS
(PRELIMINARY)

	Twelve Months Ended Dec. 31,
	2007	2006
	(in millions)
Cash flows from operating activities:
Net income	$692.3	$464.0
Plus: charge for discontinued operations	—	20.3

Income from continuing operations	692.3	484.3
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	118.2	111.7
Deferred income taxes	12.4	15.4
Excess tax benefits from stock options and awards	(25.8)	(26.8)
Changes in assets and liabilities(1)
Receivables	(66.1)	(16.1)
Inventories	27.3	(43.3)
Accounts payable and accrued liabilities	36.4	1.3
Other assets and liabilities, net	0.6	74.9

Net cash provided by operating activities	795.3	601.4

Cash flows from investing activities:
Short-term investments	(93.7)	—
Cash restricted for business acquisition	(290.1)	—
Capital expenditures	(115.5)	(85.3)
Cash paid for acquired businesses	(336.1)	(280.4)
Proceeds from sales of property, plant and equipment and other	1.8	18.9

Net cash used in investing activities	(833.6)	(346.8)

Cash flows from financing activities:
Proceeds from issuances of debt	547.3	—
Debt issuance costs	(2.7)	—
Proceeds from debt derivatives	10.0	—
Repayments of debt	(303.3)	(14.8)
Dividends	(154.3)	(137.0)
Purchase of common shares	(343.9)	(264.2)
Excess tax benefits from stock options and awards	25.8	26.8
Activity under employee stock plans and other	68.3	89.2

Net cash used in financing activities	(152.8)	(300.0)

Effect of exchange rate changes on cash and cash equivalents	0.4	16.1

Decrease in cash and cash equivalents	(190.7)	(29.3)
Cash and cash equivalents, beginning of period	423.5	452.8

Cash and cash equivalents, end of period	$232.8	$423.5

(1) Net of the effects of translation and acquisitions

Free Cash Flow Reconciliation

	Twelve Months Ended Dec. 31,
	2007	2006
	(in millions)
Net cash provided by operating activities	$795.3	$601.4
Less capital expenditures	(115.5)	(85.3)
Add proceeds from sales of property, plant and equipment and other	1.8	18.9

Free cash flow	$681.6	$535.0

###